                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of American Industrial Properties REIT (the "Company") for the registration of 5,910,263 Common Shares of Beneficial Interest and to the incorporation by reference of our reports: (i) dated March 6, 1998 with respect to the Consolidated Financial Statements of the Company included in its Annual Report (Form 10-K) as of December 31, 1997 and 1996 and for the three years in the period ended December 31 1997; (ii) dated March 4, 1998 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Skyway and Central Park Industrial Properties for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated March 23, 1998; (iii) dated January 15, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Inverness Industrial Property for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated March 23, 1998; (iv) dated February 28, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Avion Industrial Property for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated March 23, 1998; and (v) dated February 13, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Spring Valley #6 Industrial Property for the years ended December 31, 1997 and 1996 included in the Company's Current Report on Form 8-K dated February 11, 1998, as amended, all filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP
                                                               Ernst & Young LLP

Dallas, Texas
May 11, 1998